EXHIBIT 12 - COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                         Nine months ended
                                           September 30,                         Year Ended
                                      ---------------------- ---------------------------------------------------
                                         1998       1997      1997       1996       1995       1994       1993
                                        ------     ------     -----     ------     ------     ------     ------
Income before income
  taxes                                  93,756     64,556    104,077     71,240    49,817     36,396     15,696
Dividends and other received from
  nonconsolidated affiliates              1,807      2,236      4,624     10,430     1,432
                                       ---------  --------   -------    -------   --------   --------   --------
Total                                    95,563     66,792    108,701     81,670    51,249     36,396     15,696

            Fixed Charges
Interest expense                         94,555     51,804     75,076     30,080    20,752      7,669      5,390
Amortization of loan fees                 1,571      1,013      1,451        506     1,004         82          5
Interest portion of rentals               8,853      4,590      6,120        424       361        262        188
                                      ---------  --------- ----------  --------- ---------  ---------  ---------
Total fixed charges                     104,979     57,407     82,647     31,010    22,117      8,013      5,583

Preferred stock dividends
Tax effect of preferred dividends             0          0          0          0         0          0          0
After tax preferred dividends                 0          0          0          0         0          0          0
                                      ---------  --------- ----------  --------- ---------  ---------  ---------
Total fixed charges and
  preferred dividends                   104,979     57,407     82,647     31,010    22,117      8,013      5,583
                                      ---------  --------- ----------  --------- ---------  ---------  ---------
Total earnings available for
  payment of fixed charges              200,542    124,199    191,348    112,680    73,366     44,409     21,279
                                         ======      =====      =====      =====     =====      =====      =====
Ratio of earnings to fixed
  Charges                                  1.91       2.16       2.32       3.63      3.32       5.54       3.81
                                         ======      =====      =====      =====     =====      =====      =====

Rental fees and charges                 110,659     57,375     76,500      5,299     4,510      3,273      2,344
Interest rate                                8%         8%         8%         8%        8%         8%         8%


